CONSENT OF COUNSEL
AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM International Mutual Funds (Invesco International Mutual Funds) (the “Trust”) included in Post-Effective Amendment No. 51 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-44611), and Amendment No. 53 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-06463), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
May 10, 2012